CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 17, 2019, relating to the financial statements and financial highlights, which appears in the Annual Report of T. Rowe Price Institutional Global Value Equity Fund (one of the funds constituting T. Rowe Price Institutional International Funds, Inc.) on Form N-CSR for the annual year ended October 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 21, 2020